                        DiVall Income Properties 3, L.P.
                                 QUARTERLY NEWS

================================================================================

 A publication of The Provo Group, Inc.                 FOURTH QUARTER 2001

Denny's Issues Promotes Aggressive
New Sales Approach By Partnership

On October 31, 2001, our Denny's operator, Phoenix Restaurant Group, Inc. ("Phoenix") filed a voluntary petition in bankruptcy under Chapter 11 in the United States Bankruptcy Court for the District of Tennessee. The DiVall 3 portfolio owns two Denny's restaurants in the state of Colorado. On November 1, 2001 Phoenix filed a motion to reject both of those Leases. On November 6, 2001, the Bankruptcy Court granted Phoenix's motion to reject the Leases.

What does this mean? The Leases are considered "terminated". Therefore, we will not collect any rents going forward from Denny's and they will not be fulfilling any obligations under the terms of the Lease.

As a direct result of the bankruptcy, the purchase offer which DiVall 3 had received needed to be revised. Needless to say, the buyer was not interested in purchasing two vacant Denny's. The buyer has indicated a continued interest in purchasing the two Hardee's and the Applebee's. Therefore, we plan to find a separate buyer for the Denny's (Colorado Springs) property. We have already received a proposal for a national tenant. We plan to close concurrently on two separate sales transactions.

SEE INSIDE

Distribution Highlights...................................................  2

Fourth Quarter Statements of Income & Cash Flow Changes...................  2

Property Highlights.......................................................  2

Questions & Answers.......................................................  3

Bankruptcy Affect on Properties...........................................  3

Page 2
                             Distribution Highlights

..    The Fourth Quarter distribution represents a 2.9% (approx.) annualized return based on $3,500,000 (estimated net asset value as of 12/31/00).

..    $25,000 total amount distributed for the Fourth Quarter 2001 which was
     $40,000 lower than originally projected.

..    $1.46 per unit (approx.) for the Fourth Quarter 2001 from cash flow from operations.

..    $718.00 to $559.00 range of distributions per unit from the first unit sold
                                                                 -----
     to the last unit sold before the offering closed (April 1992),
            ----
     respectively. [NOTE: Distributions are from both cash flow from operations
                                                 ----
     and "net" cash activity from financing and investing activities.]

                          -----------------------------

Statements of Income and Cash Flow Highlights

..    Rental income was $22,000 lower than expected. This decrease can be attributed to the Hardee's (Oak Creek) property which closed and ceased paying rent. The rental income loss is offset by a termination fee equal to two years rent collected in four quarterly installments.

..    Operating Expenses were $45,000 higher than expected. Unexpected real estate taxes accruals were incurred in the Fourth Quarter in relation to the vacant Hardee's (Oak Creek) and Denny's (Colorado Springs) properties. Additionally, legal fees were higher than originally anticipated due to the fees incurred from the Denny's defaults and bankruptcy issues as well as the potential sale of the Partnership.

Property Highlights

..    Hardee's (Oak Creek, WI) has vacated the property. Three of four installments of the Termination fee have been received, the final payment is due on February 1, 2002.

..    Denny's (Englewood, CO) was delinquent in the amount of $9,544 as of
     December 31, 2001 and has vacated the property and filed bankruptcy under Chapter 11. We have elected to reassign the Lease back to the Ground Lessor to avoid liability. (See front page for more details). The Bankruptcy Courts will allow us to file for damages of $35,880 or one year of rent. It is uncertain whether we will be able to collect any of this amount.

..    Denny's (Colorado Springs, CO) was delinquent in the amount of $20,592 and has vacated the property and filed bankruptcy under Chapter 11. (See front page for more details). The Bankruptcy Courts will allow us to file for damages of $77,340 or one year of rent. We are uncertain whether we will collect any of this amount.

Properties Affected by Bankruptcy

Denny's (Englewood, CO). This property has two Leases. A Lease for the "land" which will be referred to as the "Ground Lease" and the Lease with DiVall or the "Lease". Phoenix originally entered into the Lease with the Ground Landlord. The Lease was later assigned (from Phoenix to DiVall 3). The Lease Assignment allows DiVall 3 to reassign the Lease to Phoenix if they file bankruptcy or default under the terms of the Lease. We have decided this is our best course of action as this property presents us limited upside and significant cost exposure. We would be obligated to pay rent under the Ground Lease, real estate taxes, and commissions to re-lease or sell the property. Feeding a property we don't own is not in the best interest of the Partnership.

Denny's (Colorado Springs, CO). We have begun working with a broker in Colorado Springs. Unfortunately, DiVall 3 has already had some unexpected costs associated with preparing this property for a sale. The utilities were turned off for non-payment when Denny's was still occupying the property. As a result, DiVall 3 had to pay $4,548 in order to turn the utilities back on. Additionally, the roof is leaking in two areas, the estimated cost to repair the damage is $4,200. Finally, the property desperately needed to be cleaned, this cost will be approximately $1,200. The broker currently has two interested parties, including one nationally known restaurant. We remain optimistic.

--------------------------------------------------------------------------------

Questions & Answers

1.   When can I expect my next distribution mailing?

     Your distribution correspondence for the First Quarter of 2002 is scheduled to be mailed on May 15, 2002.

2.   When can I expect my 2001 Schedule K-1?

     The Schedule K-1's will be mailed no later than February 28, 2002.

3.   What is the new net unit value as of December 31, 2001.

     That information is not yet available. Our offices must await the final sales figures through year-end and then calculate the values accordingly. We have scheduled to mail out the Net Unit Value letters on or before February 28, 2002.

4.   If I have questions or comments, how can I reach your office?

     Please feel free to contact us at our toll-free number (800) 547-7686 or
     (816) 421-7444 or you may contact us by mail at: The Provo Group, Inc. 101
     W. 11th Street, Suite 1110, Kansas City, MO 64105. Finally, we can also be reached via e-mail at mevans@theprovogroup.com.

--------------------------------------------------------------------------------

                         DIVALL INCOME PROPERTIES 3 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
               FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                                                    PROJECTED      ACTUAL     VARIANCE
                                                                    ----------   ----------   ---------
                                                                        4TH         4TH
                                                                      QUARTER     QUARTER      BETTER
                                                                    12/31/2001   12/31/2001    (WORSE)
                                                                    ----------   ----------   ---------
  OPERATING REVENUES
    Rental income                                                    $ 116,026   $  93,945     ($22,081)
    Interest income                                                      7,325       3,010       (4,315)
    Other income                                                             0       3,219        3,219
                                                                     ---------   ---------    ---------
  TOTAL OPERATING REVENUES                                           $ 123,351   $ 100,174     ($23,177)
                                                                     ---------   ---------    ---------
  OPERATING EXPENSES
    Insurance                                                        $     733   $   1,238        ($505)
    Management fees                                                     17,172      17,280         (108)
    Overhead allowance                                                   1,386       1,405          (19)
    Advisory Board                                                       1,314       1,313            2
    Administrative                                                       2,785       1,466        1,319
    Professional services                                                3,110       6,223       (3,113)
    Auditing                                                             9,699      15,413       (5,714)
    Legal                                                                2,250       8,739       (6,489)
    Real Estate Taxes                                                        0      25,193      (25,193)
    Defaulted tenants                                                      150       5,256       (5,106)
                                                                     ---------   ---------    ---------
  TOTAL OPERATING EXPENSES                                           $  38,599   $  83,525     ($44,926)
                                                                     ---------   ---------    ---------
  INVESTIGATION AND RESTORATION EXPENSES                             $       0   $     129        ($129)
                                                                     ---------   ---------    ---------
  NON-OPERATING EXPENSES
    Depreciation                                                     $  16,324   $  16,324    $       0
    Amortization                                                           446         264          182
    Write-off of uncollectible receivable                                    0      29,570      (29,570)
    Loss on disposition of asset                                             0     140,822     (140,822)
                                                                     ---------   ---------    ---------
  TOTAL NON-OPERATING EXPENSES                                       $  16,770   $ 186,980    ($170,210)
                                                                     ---------   ---------    ---------
  TOTAL EXPENSES                                                     $  55,369   $ 270,633    ($215,264)
                                                                     ---------   ---------    ---------
  NET INCOME                                                         $  67,982   ($170,459)   ($238,441)

  OPERATING CASH RECONCILIATION:                                                              VARIANCE
                                                                                              ---------
    Depreciation and amortization                                       16,770      16,588         (182)
    Loss on disposition of asset                                             0     140,822      140,822
    Write-off of uncollectible receivable                                    0      29,570       29,570
    Recovery of Amounts previously written-off                               0      (3,219)      (3,219)
    (Increase) Decrease in current assets                              (20,867)    (23,765)      (2,898)
    Increase (Decrease) in current liabilities                          (1,707)     14,616       16,323
    (Increase) Decrease in cash reserved for payables                    1,435     (29,810)     (31,245)
    Advance from/(to) future cash flows for current distributions        1,588       1,588            0
                                                                     ---------   ---------    ---------
  Net Cash Provided From Operating Activities                        $  65,200    ($24,069)    ($89,270)
                                                                     ---------   ---------    ---------
CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Notes Receivable- Hardee's Food Systems                                  0      45,250       45,250
    Recoveries from former General Partners                                  0       3,219        3,219
                                                                     ---------   ---------    ---------
  Net Cash Provided from Investing And Financing
    Activities                                                       $       0   $  48,469    $  48,469
                                                                     ---------   ---------    ---------
  Total Cash Flow For Quarter                                        $  65,200   $  24,400     ($40,801)

  Cash Balance Beginning of Period                                     272,474     267,526       (4,948)
  Less 3rd quarter distributions paid 11/15/01                         (65,000)    (80,000)     (15,000)
  Change in cash reserved for payables or distributions                 (3,023)     28,222       31,245
                                                                     ---------   ---------    ---------
  Cash Balance End of Period                                         $ 269,651   $ 240,148     ($29,504)

  Cash reserved for 4th quarter L.P. distributions                     (65,000)    (25,000)      40,000
  Cash advanced from (reserved for) future distributions                     0           0            0
  Cash reserved for payment of payables                                (54,097)    (78,657)     (24,560)
                                                                     ---------   ---------    ---------
  Unrestricted Cash Balance End of Period                            $ 150,554   $ 136,491     ($14,064)
                                                                     =========   =========    =========
---------------------------------------------------------------------------------------------------------

                                                                    PROJECTED      ACTUAL     VARIANCE
                                                                    ----------   ----------   ---------
 *    Quarterly Distribution                                         $  65,000   $  25,000     ($40,000)
      Mailing Date                                                  02/15/2002   (enclosed)          --
---------------------------------------------------------------------------------------------------------

*    Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES

                 DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                              2001 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO                 (Note 1)

                                                     REAL ESTATE                               EQUIPMENT
                                             ----------------------------   ------------------------------------------
                                                          ANNUAL              LEASE                   ANNUAL
                                                           BASE       %     EXPIRATION                LEASE       %
CONCEPT                   LOCATION             COST        RENT     YIELD      DATE        COST      RECEIPTS   RETURN
-----------------------   ----------------   ---------   --------   -----   ----------   ---------   --------   ------
APPLEBEE'S                PITTSBURGH, PA       891,333    116,040   13.02%                 290,469              0.00%
           "                    "                                                           58,094              0.00%

FORMER DENNY'S (5)        CO SPRINGS, CO       580,183     77,460   13.35%                 210,976       0      0.00%
FORMER DENNY'S (6)        ENGLEWOOD, CO        213,211     35,880   16.83%                 210,976              0.00%

HARDEE'S (3)              ST. FRANCIS, WI    1,194,381     92,004    7.70%      (2)        369,688       0      0.00%
           "                    "                                               (2)         84,500       0      0.00%

FORMER HARDEE'S (3) (4)   OAK CREEK, WI      1,341,906     29,332    2.19%      (2)        482,078       0      0.00%
           "                    "                                               (2)        105,488       0      0.00%

------------------------------------------   ---------    -------   -----                ---------       -      ----
PORTFOLIO TOTALS (4 Properties @ 12/31/01)   4,221,014    350,716    8.31%               1,812,269       0      0.00%
------------------------------------------   ---------    -------   -----                ---------       -      ----

                                                      TOTALS
                                             -----------------------------

                                                          ANNUAL      %
CONCEPT                   LOCATION             COST      RECEIPTS   RETURN
-----------------------   ----------------   ---------   --------   ------
APPLEBEE'S                PITTSBURGH, PA     1,239,896    116,040    9.36%
           "                    "

FORMER DENNY'S (5)        CO SPRINGS, CO       791,159     77,460    9.79%
FORMER DENNY'S (6)        ENGLEWOOD, CO        424,187     35,880    8.46%

HARDEE'S (3)              ST. FRANCIS, WI    1,648,569     92,004    5.58%
           "                    "

FORMER HARDEE'S (3) (4)   OAK CREEK, WI      1,929,472     29,332    1.52%
           "                    "
------------------------------------------   ---------    -------    ----
PORTFOLIO TOTALS (4 Properties @ 12/31/01)   6,033,283    350,716    5.81%
------------------------------------------   ---------    -------    ----

Note 1: This property summary includes only property and equipment held by the Partnership and actual rent revenues received during 2001.

     2: The lease was terminated and the equipment sold to Hardee's Food
        Systems in conjunction with their assumption of the Terratron leases.

     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.

     4: The lease with Hardee's Food Systems was terminated as of April 30,
        2001. Management is seeking to re-lease the vacant property.

     5: The lease with Denny's- Colorado Springs was terminated in the Fourth
        Quarter of 2001 due to bankruptcy proceedings.

     6: The lease with Denny's- Englewood was terminated in the Fourth Quarter of 2001 due to bankruptcy procedings, and posession of the property was returned to the ground lessor.